Exhibit 10(c)

1st SOURCE CORPORATION
1982 EXECUTIVE INCENTIVE PLAN

1.    PURPOSE.    This Executive Incentive Plan (the “Plan”) is intended to promote the interests of 1st Source Corporation, an Indiana corporation (“1st Source” or the “Corporation”) and its shareholders by attracting and motivating educated, self-disciplined and professional managers, and by providing an incentive to induce continued future employment of certain key employees of the Corporation and certain key employees of one or more Subsidiaries of the Corporation. For the purposes of this Plan, the term “Subsidiary” shall mean a corporation or corporations of which the Corporation owns, directly or indirectly, a majority of the outstanding voting stock.
2.    ADOPTION AND ADMINISTRATION OF THE PLAN.    The Plan became effective as of January 1, 1982. The Plan shall be administered by the Executive Compensation and Human Resources Committee of the Board of Directors of the Corporation (the “Committee”). The Committee shall interpret, implement, and administer the Plan and, to the extent and the manner contemplated herein, it shall exercise the discretion granted to it as to the determination of who shall participate in the Plan, the terms and conditions under which key employees may participate or continue participating in the Plan, the size and terms of awards to each Participant (as defined below), and the time when such awards shall be granted to each Participant. Any action taken by the Committee with respect to the implementation, interpretation or administration of the Plan shall be final, conclusive and binding on the Corporation and each Participant.
3.    STOCK SUBJECT TO THE PLAN.    The Committee may issue under this Plan not more than 0.60% in any one calendar year of the common stock of the Corporation outstanding at the beginning of such year. Such common stock is herein sometimes referred to either as “book value shares” or as “market value shares.” The distribution of shares pursuant to this Plan may be made either from authorized and unissued shares or from Treasury shares, as determined by the Committee. All shares issued in accordance with the Plan shall be fully paid and non-assessable shares and free from preemptive rights.
4.    ELIGIBILITY.    The Committee shall designate from time to time, those key employees who serve in management of the Corporation or any of its subsidiaries as the Chief Executive Officer may recommend, and the Committee deems appropriate. The key employees who shall be eligible to receive an award under the Plan shall be selected because of their management responsibility and the long-term impact their management has on the overall performance of the Corporation or because of their inclusion in one of the Corporation’s sales and service incentive plans. The Committee shall make its selections of management participants from among the Chief Executive Officer and the candidates recommended by the Chief Executive Officer and shall determine their partnership percentage and salary level for purposes of the Plan. In making its decisions, the Committee shall consider, among other items, the position and responsibility of the Participant, the value of the future service to be performed, the compensation of the Participant, the actual earnings performance of the Corporation and the allocation proposed by the Chief Executive Officer. Management shall forthwith advise each employee selected to participate in an award by written notice. Each employee who shall be the subject of an award shall be designated as a “Participant.” All awards under the Plan shall require a satisfactory performance evaluation.
5.    ANNUAL AWARD.    The Committee shall establish the amount of the annual award or awards to be granted to each Participant. These awards will be granted for attainment of annual, calendar year, goals. Any annual awards made to Participants under the Plan will be performance-based compensation to the maximum extent possible subject to the attainment of pre-established objective performance goals established by the Committee.

(a)
The Corporation may provide two annual awards up to a maximum amount as determined by the Committee: (i) an amount payable in cash and earned immediately, and (ii) an amount equal to a full or partial match of the cash award in book value or market value shares of common stock. At the end of the performance period the Committee shall determine (i) the amount of cash earned, which shall be paid in a lump sum after the end of the performance period and (ii) the type of shares (i.e. book value shares or market shares) and the number of shares. These shares of stock are fixed at a maximum amount and will be subject to a substantial risk of forfeiture over the succeeding five (5) years based on the achievement of future performance metrics and the employee remaining with the Corporation, as described in Section 8 as the “Forfeiture Period”. The total value of cash and stock as of the end of each performance period shall not exceed $1 million. The total annual awards paid in a single calendar year to a single Participant made in cash and in shares shall not exceed $3 million in the aggregate. The book value shares will be restricted as described in paragraph 8 and 9 below.

(b)
Each Participant under the Plan (except for Participants under separate sales and service incentive plans discussed in section (f) below) is assigned a “partnership level” percentage as of the date of grant that is the starting point for determining his or her annual cash award. Partnership levels are stated as a percentage of the Participant’s salary range midpoint or base salary as assigned by the Committee as of the date of grant for purposes of computing the cash award. The “Base Bonus” for each Participant is equal to the Participant’s assigned salary range midpoint or base salary multiplied by the assigned partnership share percentage.

(c)
If the Committee determines it appropriate at the date of grant of an award, the Base Bonus may be further adjusted up or down by the “Company Performance Factor.” The Company Performance Factor is 2.5 times the percentage by which actual net income for the year exceeded (or missed) budgeted net income or such other net income target selected by the Committee at the beginning of the year with a maximum upward adjustment of 25%. As long as such adjustments do not result in the award failing to be qualified performance based compensation under Section 162(m) of the Internal Revenue Code, the Committee is authorized to make adjustments from reported net income in its discretion for purposes of determining the Company Performance Factor to account for extraordinary impacts positive or negative that were not in control of nor could be foreseen by the Participants or that were caused by actions undertaken for the long-term benefit of the shareholders and that are not considered “normal operating activities” and the sources of such adjustments may include one or more of the following not included in the budget or other net income target: (i) results of acquisition, divestiture or restructuring activities; (ii) investment securities gains or losses; (iii) tax planning activities; (iv) new regulatory costs; (v) tax law or regulatory changes; (vi) changes in generally accepted accounting principles or the Company’s interpretation or implementation of these; or (vii) significant national and/or international events significantly affecting the Company’s reported net income.

(d)
For each Participant, the Base Bonus opportunity after adjustment for the Company Performance Factor is multiplied by 300% for each goal to calculate the maximum award and then the maximum award may be adjusted down to a minimum of 0% for each goal based upon the Participant’s performance against a set of corporate, group, division, unit and individual Participant performance goals established at the beginning of the fiscal year with such award levels generally being targeted at 150% for staff employees and 200% for those line managers with primary responsibility for revenues and/or credit.

(e)
After applying the Company Performance Factor in (c) above the Base Bonus opportunity will be adjusted for each Participant as described in (d) above based on one or more of the following criteria at the corporate, group, division, unit or individual Participant level: (i) net income; (ii) return on assets; (iii) exceed median return on assets results for selected peer group; (iv) return on common equity; (v) revenues, net interest margin, pricing, and/or fees; (vi) expense to revenue ratio and/or expenses; (vii) growth in average assets, loans or core deposits; (viii) average 30-day delinquency ratio; (ix) year-end nonperforming assets and/or monthly average nonperforming assets; (x) net charge offs and other credit-related losses to average loans, leases, repossessed assets and other real estate; (xi) net growth in primary relationships or other strategic growth metrics; (xii) deposit mix or noninterest-bearing deposit growth; (xiii) assets under management and/or investment performance; and (xii) other performance goals.

(f)
The Corporation may also provide the annual awards described in (a) above to Participants whose awards are calculated pursuant to other sales incentive programs, investment management programs, operational risk management programs, or other programs established by the Corporation and determined by the Committee.

(g)	The stock portion of the awards shall be made in whole book value shares or whole market value shares only. No fractional shares shall be awarded.

(h)
Except as otherwise determined by the Committee, if the Participant’s employment ends prior to the payment of the cash portion of the annual award, the entire annual award shall be forfeited, void and of no further force and effect.

6.    LONG-TERM AWARD.

(a)
The Corporation may also provide for a long-term award from time to time for selected Participants as designated by the Committee. These awards will be granted for attainment of longer-term goals, usually for three (3) years or longer. Such awards will consist of two distinct parts: (i) an amount payable in cash and earned immediately; and (ii) an amount in market value shares of common stock. At the end of the performance period the Committee shall determine (i) the amount of cash earned, which shall be paid in a lump sum after the end of the performance period and (ii) the number of shares. These shares of stock are fixed at a maximum amount and will be subject to a substantial risk of forfeiture over the succeeding five (5) years based on the Participant remaining with the Corporation and the Corporation continuing to have positive net income calculated as of the end of each calendar year, as described in Section 8 as the Forfeiture Period. The total value of cash and stock as of the end of each performance period shall not exceed $1 million. Total long-term awards paid in a single calendar year to a single Participant made in cash and in shares shall not exceed $3 million in the aggregate.

(b)
The Committee assigns a set of weighted long-term goals at the start of each long-term award period. For each goal Company performance is scored at 50% for minimum, 100% for target and 200% for maximum.

(c)	The Committee also assigns each Participant a “partnership level” for long-term award purposes as of the date of grant.

(d)
The long-term awards then are calculated based upon a pre-determined mathematical formula that multiplies the Company’s weighted performance relative to its long-term goals by the Participant’s partnership level and then by the Participant’s average annual incentive award under the Plan over the long-term award period.

(e)
Long-term cash awards made to Participants under the Plan will be performance-based compensation subject to the attainment of pre-established objective performance goals, based on one or more of the following criteria: (i) return on assets; (ii) expense to revenue ratio; (iii) net interest margin; (iv) net charge offs and other credit-related losses to average loans, leases, repossessed assets and other real estate; (v) average and/or period-end nonperforming assets; (vi) sales volume and/or pricing; (vii) fee income; (viii) average and/or period-end loans, deposits, or other volumes outstanding; and (ix) net new primary relationships.

(f)	The stock portion of the awards shall be made in whole market value shares only. No fractional shares shall be awarded.

(g)
Except as otherwise determined by the Committee, if the Participant’s employment ends prior to the payment of the cash portion of the long-term award, the entire long-term award shall be forfeited, void and of no further force and effect.

7.    ACTION REQUIRED OF PARTICIPANTS.

(a)
Within 30 days from the date of such written notice of a Participant’s initial award under the Plan, the Participant shall notify the Committee, in writing, of acceptance of the award and the terms thereof, applicable to the initial award and to all subsequent awards accepted under the Plan, which notice shall be deemed delivered for all purposes under this Plan when personally delivered or mailed to Chief Financial Officer, 1st Source Corporation, P.O. Box 1602, South Bend, Indiana 46634 by postpaid certified United States mail. In addition, commencing with awards made in 2017 for 2016 performance, each new or existing Participant who has not already signed and delivered to the Corporation the Corporation’s standard form of Confidentiality and Non-Solicitation Agreement shall, before receipt of any initial or further awards under the Plan, be required to do so as a condition for continued participation and receipt of awards under the Plan.

(b)
The Corporation may require that, in allocating shares, the Participant agree with, and represent to, the Corporation that Participant is acquiring such shares for the purpose of investment and with no present intention to transfer, sell or otherwise dispose of such shares except such transfer by a legal representative as shall be required by will or the laws of any jurisdiction in winding up the estate of any Participant. Such shares shall be transferable thereafter only if the proposed transfer shall be permissible pursuant to this Plan and if, in the opinion of counsel (who shall be satisfactory to Corporation), such transfer shall at such time be in compliance with applicable securities law.

8.    RESTRICTIONS.    By accepting the award of shares under this Plan, Participant agrees and consents to the following additional restrictions:

(a)
All shares are subject to forfeiture and shall be retained by Corporation. A notice of the shares awarded to a Participant shall be delivered by the Corporation to a Participant on or after the date of issuance. Such Participant thereupon shall be a shareholder with respect to all of the shares represented by such certificate or certificates and shall have all rights of a shareholder with respect to all such shares, including the right to vote such shares and receive all dividends and other distributions, subject to termination upon the occurrence of an Act of Forfeiture as set forth in the Plan. The certificates for such shares shall be either imprinted or stamped with a legend to the effect that the shares represented thereby may not be sold, exchanged, transferred, pledged, hypothecated (except to issuer), assigned, conveyed, or otherwise voluntarily or involuntarily disposed of except in accordance with this Plan (any such disposition being automatically an Act of Forfeiture) by the holder thereof until such time as the restrictions provided for herein lapse.

(b)
If new or additional or different shares or securities are distributed with respect to shares of common stock of the Corporation as the result of a stock split, stock dividend, combination of shares or other change involving 1st Source securities, or exchange for other securities, or reclassification, reorganization, merger, consolidation, recapitalization or otherwise, the Participant shall, as the owner of book value or market value shares subject to terms and restrictions hereunder, be entitled to such new or additional or different shares of stock or securities subject to such terms, conditions and restrictions as existed on the originally awarded shares.

(1)    In the case of such a stock split, stock dividend, combination or other change involving 1st Source securities, exchange for other 1st Source securities, reclassification, recapitalization, or other like event involving the distribution of 1st Source securities, the certificate or certificates for, or other evidences of, such new or additional or different book value or market value shares or securities shall be appropriately imprinted with the legend provided in paragraph 8(a) of this Plan and all provisions of this Plan relating to restrictions to such new or additional or different book value or market value shares or securities to the extent applicable to the shares with respect to which they were distributed; provided, further, that if the Participant shall receive rights, warrants or fractional interests in respect of any of such shares, such rights or warrants and such fractional interests shall be received by the Participant subject to all of the remaining restrictions herein set forth. All such additional book value or market value shares, rights or other securities shall be retained in safekeeping by the Corporation for the account of the Participant.
(2)    In the case of such an exchange for securities of an issuer other than 1st Source, or such a reorganization, merger, consolidation, or other like event involving the distribution of securities of an issuer other than 1st Source, which will result in a change of control of 1st Source, (i) all awarded book value shares shall be converted to market value shares, (ii) all awarded shares subject to forfeiture under this Plan shall no longer be subject to forfeiture, and (iii) all restrictions on shares of stock theretofore awarded hereunder shall terminate (including the restrictions at paragraphs 7, 8 and 9 hereof and except for those imposed by applicable securities laws). The foregoing sentence shall be effective immediately prior to such distribution or exchange. The Committee shall have full and sole discretion to determine whether a change in control of 1st Source will occur for these purposes, but in the absence of a contrary finding by the Committee, the acquisition by any person or group of persons, other than 1st Source, of beneficial ownership of 50.01% or more of the then outstanding shares (as determined pursuant to Treasury Reg. § 1.409A-3(i)(5)(vi)) of 1st Source common stock shall be deemed to be a change of control.

(c)
The term “Restricted Period” with respect to any book value shares awarded to a Participant under this Plan shall mean that period commencing with the date of issuance of such shares and ending on the date at which all such shares have been purchased from Participant by Corporation or exchanged by the Participant for market value shares as provided herein.

(d)
The term “Forfeiture Period” with respect to any award of shares issued to a Participant under this Plan shall mean a period commencing on the date of grant of such shares to the Participant and ending over a five (5) year period thereafter. The Forfeiture Period shall terminate at an equal and proportionate rate for each year in which:

(1)    the Participant served continuously as an employee, for the full year, however continuous employment shall not be required if it ended because the Participant died, became totally disabled or retired at his/her normal retirement age or thereafter while an employee, and during which,
(2)    for annual award shares only (whether book value or market value shares), the Corporation achieved the requisite annual net income, ROA, ROE or other performance goal or goals established in advance by the Committee in connection with the applicable award; and
(3)    for long term award shares only, the Corporation achieved positive net income at the end of the calendar year during the Forfeiture Period.

(e)
The “normal retirement age” means age 65 unless changed by the Committee, provided, however, that the Committee may authorize a normal retirement at an earlier age for a Participant if it determines that such action is in the best interests of the Corporation or otherwise is warranted based upon hardship or other special circumstances.

(f)
With respect to annual award shares only, for any year in which the Corporation’s performance is equal to or has exceeded the requisite cumulative goals established for the accumulated years subsequent to the date of the award, all risk of forfeiture is removed for those shares which were not released in that year or any prior year in which the Corporation failed to meet the required annual or cumulative goals.

(g)
The Committee generally may not change or adjust upward the number of shares determined as of the end of the applicable performance period, however, the Committee may reduce the number of shares, down to zero, in such circumstances as are set forth herein or otherwise determined by the Committee in its discretion. In addition, there may be circumstances in which the annual net income growth, EPS growth, ROA, ROE or other performance goal or goals established by the Committee for annual award shares become unattainable or otherwise unreasonable during the Forfeiture Period. In such situations, and upon an explicit determination that (i) unfavorable market conditions or external events have demonstrably rendered such performance goals unattainable, unreasonable or adverse, and (ii) the Corporation’s relative financial performance under the current conditions or since such event remains in the top quartile of the Corporation’s peers with regard to ROA, nonperforming assets, net charge-offs, or other performance indicators, the Committee may take such other action as the Committee deems appropriate with respect to an award as long as such action does not increase the award. Such other action includes, without limitation, extending the forfeiture period or adjusting the performance goals for the forfeiture period to fairly compensate the Participants for their performance during the calendar years for which such annual awards were made. Relative performance in the top quartile of peers in the face of unfavorable market conditions or external events is an indicator that financial performance goals were achieved in prior years without sacrificing the management of the risks of unfavorable market conditions or external events. The Committee’s authorization to make adjustments under these circumstances is intended to recognize and encourage continuing good stewardship of the Corporation as reflected by high quality financial performance and strong risk management for the long-term benefit of its shareholders.

(h)	For all purposes of this Plan, an Act of Forfeiture shall be deemed to be any one of the following:
(1)    The voluntary or involuntary termination of the employment of a Participant during the Forfeiture Period, other than by death, disability or normal retirement, or

(2)    The employment or engagement part or full time or in any consulting or advisory capacity of a Participant by a competitor of the Corporation or any Subsidiary at any time after termination of Participant’s employment due to disability or normal retirement unless, upon written request from the Participant, the Committee determines in its sole discretion that such engagement does not increase strategic or other risks to the Corporation or any Subsidiary, or
(3)    The attempted sale, exchange, transfer, pledge, hypothecation, assignment, conveyance or other voluntary or involuntary disposition of any of the unearned stock all of which is hereby expressly prohibited by this Plan, or
(4)    The election by the Participant to be taxed in the year of receipt of an award of stock under Section 83(b) of the Internal Revenue Code of 1986 as amended, or
(5)    Termination of the five (5) year Forfeiture Period for annual award shares if the Corporation fails to achieve the requisite annual net income, ROA, ROE or other performance goal or goals established in advance by the Committee in connection with the applicable award with respect to any portion of the unearned stock, if the Committee does not determine otherwise as discussed in subparagraph 8(g) above, or
(6)    Termination of the five (5) year Forfeiture Period for long term award shares only if the Corporation fails to achieve positive net income during each year.

(i)
Upon the occurrence of an Act of Forfeiture relating to a Participant, the right, title and interest of all remaining unearned stock of Corporation held by such Participant shall be automatically forfeited and terminated for all purposes.

(j)
The right, title and interest of any transferee of any shares acquired from a Participant under this Plan by will or by laws of descent and distribution will and shall be subject to all of the terms and conditions of the Plan, including but without limitation, the restrictions on transfer and the provisions relating to forfeiture.

(k)
The book value shares may only be sold to the Corporation under the terms of this Plan except as provided in subparagraphs 8(b)(2) and 8(b)(3) above. 1st Source may, in addition to any other purchases required by this Plan, upon request of a Participant, purchase earned book value stock from the Participant prior to death, disability, retirement, or other termination of employment. Any such purchase is limited to 50% of the Participant’s shares of earned book value stock which, at the time of purchase, have been earned book value stock for at least seven years. Such a purchase is permitted only upon approval of the Committee and only for the following reasons: (1) purchase of the Participant’s principal residence or a second home, (2) payment of tuition or related educational expenses for the Participant, the Participant’s spouse, or a dependent and (3) financial hardship. The Committee will have sole discretion to determine whether the enumerated criteria are being satisfied in any purchase. Any transfer or purported transfer made by a Participant at any time, except at the times and in the manner expressly authorized, shall be null and void and the Corporation shall not be obligated to recognize nor to give effect to such transfer on its books or records nor to recognize the person or persons to whom such purported transfer has been made as the legal beneficial holder of such shares.

(l)
The Committee may impose such other restrictions on any shares awarded to a Participant pursuant to this Plan as it may deem advisable, including without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any stock exchange upon which such shares or shares of the same class are then listed, and under any blue-sky or securities laws applicable to such shares.

9.    MANDATORY RESALE OF BOOK VALUE STOCK.

(a)
If the Participant is employed at the time of his death, total disability, or normal retirement, Participant or his/her personal representative must sell his/her earned book value stock back to the Corporation.

(1)    Twenty percent (20%) of the purchase price will be paid each year thereafter, beginning on the first anniversary of the date of such death, total disability, or retirement.

(2)    The purchase price for any year shall be the book value at the close of the most recent year ended prior to the date of such death, total disability or retirement.
(3)    The amount of the purchase price shall bear interest at 1st Source Bank’s current one-year certificate of deposit rate commencing as of the date the book value at the close of the applicable year is finally determined, adjusted annually.
(4)    At the date of such retirement or total disability, Participant may elect to delay the sale of all book value stock for a period of up to five (5) years from the date of retirement or total disability under the sale terms above. The purchase price for any delayed sale shall be the book value at the close of the most recent year ended prior to the end of the delayed period.
(5)    The Corporation may elect to pay the purchase price through an exchange of all book value stock for market value stock of equal value. Such election must be made for all book value shares earned at time of such retirement or disability in accordance with the requirements established by the Committee. The Corporation may take into account the request of the Participant to be paid in either cash or market value stock.
(6)    As any unearned book value stock at date of such retirement is earned thereafter, it shall be sold to, or exchanged with, the Corporation consistent with the Corporation’s election in the immediately preceding subparagraph, and otherwise subject to the terms above.

(b)
Upon termination of employment by voluntary act of Participant or by act of Corporation, except death or disability or normal retirement, all of such Participant’s earned book value stock must be sold to Corporation.

(1)    The price to be paid by Corporation shall be the lower of (a) book value at the close of the most recent year ended prior to the date of departure, or (b) book value at the close of the year of departure. Book value shall be determined by the Committee as described in paragraph 10 below.
(2)    Installments of ten percent (10%) of the purchase price of the shares shall be paid to the Participant each year, without interest.

(c)
If the Committee in its sole discretion determines in any case that lump sum payment instead of installment payment as required by paragraph 9(a) or (b) would be desirable (whether for financial reasons, administrative ease, or otherwise) due to the size of the required installment payments, the Committee may order without consent of the Participant such lump sum payment be made in lieu of payment in installments. Such a lump sum payment shall be in an amount equal to the present value of the installment payments which would have otherwise been paid discounted at the current long-term ”applicable federal rate.”

10.    MISCELLANEOUS PROVISIONS.

(a)	Expense. All expenses and costs in connection with the administration of the Plan shall be borne by the Corporation.

(b)
No Prior Rights of Offer. Nothing in the Plan shall be deemed to give any officer or employee of the Corporation or his or its legal representatives or assigns or any other person or entity claiming under or through any Participant any contractual or other right to participate in the benefits of the Plan.

(c)
Indemnification of the Committee. In addition to such other rights or indemnification as they may have, the members of the Committee shall be indemnified by the Corporation against all costs and expenses reasonably incurred by them or any of them in connection with any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any award granted thereof and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceedings, the person desiring indemnification shall give the Corporation an opportunity, at its own expense, to handle and defend the same.

(d)
Liability of Corporation. The liability of the Corporation under this Plan or any award of shares made hereunder is limited to the obligation set forth with respect to such award, and nothing herein contained shall be construed to impose any liability on the Corporation in favor of any Participant with respect to any loss, cost or expense which a Participant may incur in connection with or arising out of any transaction in connection therewith.

(e)
No Agreement to Employ. Nothing in the Plan shall be construed to constitute or be evidence of an agreement or understanding expressed or implied on the part of the Corporation or any Subsidiary to employ or retain any Participant to whom any shares have been awarded for any specified period of time or times.

(f)	Book value. Book value under this Plan shall be determined in accordance with generally accepted accounting principles, as published in the Corporation’s Annual Report.

(g)
Market value. Market value under this Plan shall mean the closing price of a share of common stock, as reported by NASDAQ, or by any other exchange upon which the shares may be traded, for the day on which the value is to be determined or if that day is not a stock trading day, then on the last preceding trading day.

(h)
Overstated Financial Results or Other Metrics, Fraud, Malfeasance or Purposeful Misstatement. In addition to any terms as the Committee may determine, all awards under the Plan are subject to the Corporation’s Clawback Policy which provides for potential forfeiture and/or recovery by the Corporation of (i) excess awards received by any Participant upon a determination that the awards were based upon financial results or other metrics that were misstated or otherwise inaccurate, either for business units of the Corporation or the Corporation as a whole, and (ii) all such awards received by any Participant upon a determination that the Participant had responsibilities for the accounting that led to the misstatement or inaccuracy, or committed fraud or other malfeasance while employed by the Corporation.

(i)
Requirements of Internal Revenue Section Code 162(m). Notwithstanding any other provision of the Plan, the Committee may impose such conditions on any award as may be required to satisfy the requirements of Section 162(m) of the Internal Revenue Code (or any successor or similar rule relating thereto) to the extent desired by the Committee and whether awards are qualified performance based compensation under Section 162(m) of the Internal Revenue Code shall be at the sole discretion of the Committee.

(j)	Tax Withholding. The Corporation will have the right to withhold from the payment of any Award the amount of any federal, state or local taxes which the Corporation is required to withhold.
11.    AMENDMENT AND TERMINATION OF THE PLAN.    The Board of Directors, acting through the Committee, may amend, suspend or terminate the Plan, any portion thereof at any time, consistent with applicable law, regulation and listing rules, but it may not adversely affect the rights of any participant with respect to an award already earned. Notwithstanding the foregoing, any material amendments (as defined under the NASDAQ Listing Rules) of the EIP Plan will require shareholder approval.
12.    POWERS OF EXECUTIVE COMPENSATION AND HUMAN RESOURCES COMMITTEE.    The Committee shall have the authority to make all interpretations of this plan in its sole discretion. It shall make all administrative rules and other determinations and shall rule upon all questions and requests with respect to the Plan.